UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material under §240.14a-12

World Wrestling Entertainment Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

Dear WWE Stockholder:	April 8, 2022

You are cordially invited to attend virtually WWE’s 2022 Annual Meeting of Stockholders. The meeting will be held on May 19, 2022, beginning at 1:00 p.m. Eastern Time. Details of the business to be conducted at this year’s Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. This year’s Annual Meeting will again be a virtual meeting of stockholders, conducted via live audio webcast. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online access and participation. You will not be able to attend the Annual Meeting in person.

As a stockholder, you are being asked to vote on important matters. Whether or not you plan to attend the Annual Meeting of Stockholders, your vote is important. We therefore encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly fill out and submit your proxy. We also invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you virtually attend the meeting and wish to vote during the meeting, you will have the opportunity to do so, even if you have already voted, and any such vote will supersede all of your prior votes.

On behalf of the WWE Board of Directors, I greatly appreciate your continued support.

Sincerely,

Vincent K. McMahon
Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. The Annual Meeting will start promptly at 1:00 p.m. Eastern Time.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

The Annual Meeting (the “Annual Meeting”) of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held on May 19, 2022 at 1:00 p.m. Eastern Time in a virtual-only format as described below. The purpose of the Annual Meeting, as described in the attached Proxy Statement is as follows:

1.	To elect twelve (12) Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.	To hold an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 22, 2022 is the record date for determining stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement of the meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 1:00 p.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

Log-in Instructions. To be admitted to the virtual Annual Meeting, you will need to log onto www.virtualshareholdermeeting.com/WWE2022 using the control number found on your proxy card, voting instruction form or notice.

Submitting Questions at the Annual Meeting. An online portal is available to stockholders at www.proxyvote.com where you can view and download our proxy materials and vote your shares. Prior to the date of the Annual Meeting, you may submit questions at www.proxyvote.com. On the day of, and during, the Annual Meeting, you can submit questions on www.virtualshareholdermeeting.com/WWE2022. After the business portion of the 2022 Annual Meeting concludes, we will hold a Q&A session during which we intend to answer questions submitted that are pertinent to the Company and the items brought before the stockholder vote at the Annual Meeting, as time permits and in accordance with the Q&A Rules of Conduct and Procedure that will be available at www.proxyvote.com and www.virtualshareholdermeeting.com/WWE2022.

Technical Assistance. Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at the number that will be posted on the virtual meeting platform.

Stockholder List. During the Annual Meeting, a list of our stockholders, maintained under Delaware law, will be available for viewing by stockholders at www.virtualshareholdermeeting.com/WWE2022. If you are a registered stockholder, the control number included on your proxy card will allow you to view this list. In addition, information on how to obtain access to the list of stockholders of record entitled to vote at the 2022 Annual Meeting for any purpose germane to the meeting will be available during the ten days preceding the 2022 Annual Meeting on our website at https://corporate.wwe.com/investors/investor-overview. Stockholders submitting any such request will be asked to include the control number found on their proxy card, voting instruction form or Notice of Internet Availability.

Whether or not you plan to attend the Annual Meeting, your vote is important. We therefore urge you to vote by Internet, phone or mail by following the instructions set forth herein.

By the Order of the Board of Directors,

Vincent K. McMahon
Chairman and Chief Executive Officer

Stamford, Connecticut
April 8, 2022

PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, May 19, 2022

The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2022, beginning at 1:00 p.m. Eastern Time in a virtual meeting format only, or any adjournment or postponement of this meeting. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide electronic access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice on or about April 8, 2022, to each stockholder entitled to vote at our Annual Meeting.

We will pay all costs of this proxy solicitation. Directors or officers, or other WWE employees, may also solicit proxies in person or by mail, telephone or electronic communications.

Only holders of record of our Class A common stock and Class B common stock at the close of business on March 22, 2022 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 43,328,596 shares of Class A common stock and 31,099,011 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board (Proposal 1) is decided by plurality votes. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve Proposals 2 and 3. Proposal 3 is an advisory vote only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes in returned proxies will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results of any of the proposals. An abstention in a returned proxy on either of Proposals 2 or 3 identified above will have the effect of a vote against that proposal. An abstention in a returned proxy will have no effect on the outcome of Proposal 1. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the ratification of our independent registered public accounting firm, and FOR the advisory approval of our executive compensation.

If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter that is received by us no later than Wednesday, May 18, 2022 that states that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on May 18, 2022. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site, you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on May 18, 2022. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

Stockholders will elect twelve Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for an alternate person duly nominated by our Board of Directors.

Director/Nominee(1)	Age	Current Position with Company	Committee	Director Since

Vincent K. McMahon	76	Chairman of the Board and Chief Executive Officer	Executive (Chair)	1980
Nick Khan	47	President & Chief Revenue Officer	Executive	2021
Stephanie McMahon	45	Chief Brand Officer	Executive	2015
Paul Levesque	52	EVP, Global Talent Strategy & Development	Executive	2015
Steve Koonin(1)	64	—	Compensation & Human Capital	2021
Ignace Lahoud(1)	57	—	Audit	—
Erika Nardini(1)	46	—	Compensation & Human Capital	2020
Steve Pamon(1)	51	—	Audit; Governance & Nominating (Chair)	2020
Connor Schell(1)	44	—	Compensation & Human Capital	2021
Man Jit Singh(1)(2)	65	—	Compensation & Human Capital (Chair); Governance & Nominating	2018
Jeffrey R. Speed(1)	59	—	Audit (Chair); Governance & Nominating	2008
Alan M. Wexler(1)	58	—	Audit	2018

(1)	Independent Director.

(2)	Lead Independent Director.

Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and Chair of the Executive Committee.

Nick Khan has served as our President & Chief Revenue Officer since August 2020. Prior to that, Mr. Khan, a former practicing attorney, transitioned to International Creative Management (ICM) in 2006 where he launched their Sports Media department and represented the biggest names in sports broadcasting. From 2012 until joining the Company, Khan served as the Co-Head of the Television Department for Creative Artists Agency LLC (CAA). During his tenure there, Khan continued to represent the top broadcasters while also representing WWE, the Southeastern Conference, Top Rank Boxing and others helping to negotiate billions of dollars in media deals on their behalf.

Stephanie McMahon has served as our Chief Brand Officer since November 2013. She is responsible for ensuring WWE’s global brand strength and growth across all lines of business, as well as overseeing WWE’s brand, marketing community relations, pop culture strategies and global sales and partnerships. Among her many contributions, Ms. McMahon has been the driving force behind WWE’s women’s evolution, which has given female performers an equal share of the spotlight both in and out of the ring. She is also a TV personality who appears on WWE programming. Prior to her current role, Ms. McMahon was Executive Vice President, Creative and was the first woman to lead WWE’s Creative Writing, Digital Media, Talent Relations, Talent Brand Management and Live Events businesses. Over the years, Ms. McMahon has been recognized by Forbes in the publication’s annual World’s Most Influential CMO list and has been named the world’s most influential female CMO while earning the No. 2 position overall. She was honored at the 2021 March of Dimes Sports Luncheon with their Corporate Leadership Award, which recognizes individuals for their professional accomplishments and overall impact on the sports industry. Ms. McMahon was named a Stuart Scott ENSPIRE Award Honoree at the 2017 ESPN Humanitarian Awards. Additionally, Adweek has included Ms. McMahon in their list of the Most Powerful Women in Sports for the past six years and previously chose her as a 2019 Brand Genius honoree. In 2014, she and her husband, Paul “Triple H” Levesque, established Connor’s Cure, a fund dedicated to fighting pediatric cancer. In partnership with The V Foundation and Children’s Hospital of Pittsburgh, Connor’s Cure has raised over $3.5 million to date. She is a Henry Crown Fellow within the Aspen Global Leadership Network at the Aspen Institute and an Eisenhower Fellow. She is also a member of the Board of Directors for The Ad Council, USO Metropolitan Washington and Children’s Hospital of Pittsburgh Foundation. Ms. McMahon received her B.S. from Boston University in Communications and has been named a Distinguished Alumni by its School of Communications. Ms. McMahon is the daughter of Vince McMahon.

Paul “Triple H” Levesque is WWE’s Executive Vice President, Global Talent Strategy & Development. In this role, he oversees the Company’s Talent Development department, serves as a senior advisor to the CEO for talent strategy and is the Executive Producer of both our domestic show NXT and NXT UK, a weekly one-hour series airing in the UK and Ireland. Mr. Levesque is revolutionizing the business with his global recruiting strategy and developmental training processes. In order to create a platform for future success, he established the Company’s state-of-the-art training facility, the WWE Performance Center, in Orlando, Florida and in 2019 opened the UK Performance Center, the first world-class WWE training facility outside of the United States. In addition to strength, conditioning, in-ring training and character development, recruits participate in development programs focusing on life skills, continuing education, health and wellness and career planning. Building off this success, Mr. Levesque remains focused on the development and implementation of WWE’s Performance Center/Global Localization strategy. Prior to his current role from 2011 Mr. Levesque oversaw WWE’s Talent Relations and Live Events departments. He also played an integral part in the Company’s creative process, helping to shape the creative direction and storylines of WWE’s programming. Mr. Levesque debuted as a WWE Superstar, “Triple H,” in 1995 and was inducted into the WWE Hall of Fame in 2019. He has held the WWE Heavyweight Championship title 14 times, captured every major championship, headlined thousands of WWE events and entertained millions around the world. Mr. Levesque is married to Stephanie McMahon and together in 2014 they established Connor’s Cure, a fund dedicated to furthering pediatric cancer research. He was inducted into the Boys & Girls Clubs of America Alumni Hall of Fame in 2017 and is a board member for the Concussion Legacy Foundation.

Steve Koonin is the Chief Executive Officer of the National Basketball Association’s Atlanta Hawks and Atlanta’s State Farm Arena, a position he has held since April 2014. He formerly served as the President of Turner Entertainment Networks, which included oversight of Turner Network Television (“TNT”), Turner Broadcasting System (“TBS”), truTV and Turner Classic Movies (“TCM”). Mr. Koonin joined Turner in 2000 and was promoted to President in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company, including serving as head of worldwide marketing and advertising operations. In addition to leading the Atlanta Hawks organization, Mr. Koonin is extremely active in the Atlanta community. He serves as the Chairman of the Georgia Aquarium, on the Executive Committee of the Metro Chamber of Commerce and is a recipient of the Atlanta Sports Council’s lifetime achievement award.

Ignace Lahoud has, since March 2021, been the Chief Executive Officer of Majid Al Futtaim - Leisure, Entertainment & Cinemas, a privately-held shopping mall, communities, retail and leisure pioneer across the Middle East and North Africa. It is the leading cinema operator in the MENA region and the distributor for Warner Bros. Studios and more than 150 independent, Arabic and Bollywood films annually. Prior to that, from 2018, Mr. Lahoud was Chief Financial Officer for MRC Entertainment, a diversified media company which includes Dick Clark Productions, Billboard and the Hollywood Reporter. Prior to that, Mr. Lahoud was with the Walt Disney Company for more than 26 years, most recently as EVP & Chief Financial Officer for Disney Consumer Products & Interactive Media, Disney’s merchandising segment.

Erika Nardini was named Barstool Sports’ first Chief Executive Officer in 2016 and, during her tenure, it has experienced tremendous brand and business growth as one of the fastest-growing lifestyle brands on the internet, generating hundreds of millions of dollars in revenue. While at Barstool Sports, she has launched more than 35 brands, including breakout franchises in sports, entertainment, female lifestyle, business and sports betting. She also spearheaded the development of more than 1,500 social accounts, a top channel on SiriusXM and the #1 selling flavored vodka in North America, Pink Whitney. In early 2020, Nardini launched a strategic partnership with casino operator Penn National Gaming, valuing the company at $450 million. In September 2020, Barstool Sports and Penn National Gaming launched the Barstool Sportsbook. Prior to joining Barstool Sports, Nardini held c-suite and leading roles at media platforms such as Microsoft, AOL, Demand Media and Yahoo! She also was part of two early stage start-ups in the fashion and music industry and sits on the advisory boards of the Premiere Lacrosse League and Food52.

Steve Pamon became President of Verzuz, beginning in March 2022, overseeing the live-stream music platform which is owned by Triller and was launched by Swizz Beatz, and Timbaland. Triller also owns Amplify.ai, FITE and Thuzio. Mr. Pamon served as President & Chief Operating Officer of Parkwood Entertainment, founded by global entertainer Beyoncé, from 2015 until 2020. In this position, Mr. Pamon oversaw an extensive global media portfolio, including artist management, music production, concert tours, motion pictures, television specials and consumer products. Throughout his tenure, he has achieved critical and commercial success as evident in the Super Bowl 50 Halftime Show, Lemonade visual album, The Formation World Tour, Netflix’s Homecoming documentary and the Disney+ film, Black Is King, among many others. For his work as an Executive Producer, Pamon has received two Emmy nominations, two Grammy nominations and is both a Grammy Award winner for Homecoming and a Peabody Award winner for Lemonade. Prior to joining Parkwood Entertainment, Mr. Pamon was the Head of Sports and Entertainment Marketing for JPMorgan Chase, where he led a team responsible for the ongoing operations around the bank’s broad sponsorship portfolio with various leagues, events and venues. Before joining JP Morgan Chase in 2011, he was Vice President of Strategy and New Business Development for the National Football League, served as Senior Vice President and General Manager of HBO’s Digital Distribution, and held positions at Time Warner, McKinsey & Co, Citigroup and Merrill Lynch. Mr. Pamon has been recognized on Billboard’s Power Players List for four years, reaching No. 1 as “Executive of the Year” in 2019. Mr. Pamon serves on the corporate board of IMAX Corporation, the board of New York Road Runners, and is a founding advisory board member for the Launch with GS fund.

Connor Schell is the founder and CEO of an unscripted content venture with Chernin Entertainment which launched in February 2021. Previously, Schell spent 17 years at ESPN and The Walt Disney Company where he most recently served as Executive Vice President, content for ESPN until January 2021. In that role, Schell was responsible for all global content creation across each of ESPN’s platforms, products and services. Schell oversaw the management of all of ESPN’s live event production domestically and internationally including the production of the NBA Finals, the College Football National Championship, Monday Night Football, Sunday Night Baseball, Wimbledon and the US Open. He also managed all of ESPN’s studio programming including the SportsCenter franchise, Get Up, First Take and Pardon the Interruption, and had responsibility for each of ESPN’s News & Information division and storytelling groups. Schell oversaw digital content creation covering the ESPN App, ESPN+, ESPN.com, and all ESPN branded social content off-platform. Additionally, Schell was responsible for ESPN Films, ESPN Audio, The ESPYS, and the company’s Talent Office. Schell also served as one of the executive producers and co-creator of the Emmy, Oscar and Peabody Award winning 30 for 30 documentary series and the Emmy-winning 30 for 30 Shorts digital series. Schell also served as a producer and executive producer of the company’s first Academy Award-winning film “O.J.: Made in America”, for which he also won his third Peabody award and the cultural phenomenon “The Last Dance,” which was honored as the year’s most outstanding non-fiction series, for which he also won an Emmy. He is an east coast member of the Peabody Board of Directors, has been inducted into the Cablefax Television Hall of Fame, and has received a lifetime achievement award from New York Festivals. Schell is a Sports Business Journal “Forty Under 40” Hall of Fame inductee having been named to the list in 2012, 2016 and 2017. He was also named to the Cablefax 100 in 2019 and 2020 and also to the Multichannel News’ 2012 Class of “40 Under 40.”

Man Jit Singh is a seasoned media executive with global experience across product innovation, growth strategy and business development. Mr. Singh was with Sony Pictures Entertainment from 2007 until March 2018 where he was most recently President, Home Entertainment. Prior to being President, Mr. Singh oversaw Sony’s Multi Screen Media subsidiary in India, where he was instrumental in moving into the sports market with the launch of television and digital offerings. Prior to joining Sony, Mr. Singh was a senior executive at several technology, staffing, management consulting and consumer product companies.

Jeffrey R. Speed served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator from 2006 to 2010. Prior to Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, where he held several positions of increasing responsibility, the last being Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris. Prior to joining the Walt Disney Company, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PwC).

Alan M. Wexler serves as Senior Vice President, Innovation and Growth at General Motors. In this role he is leading GM’s Innovation and Growth organization, including the Global Connected Services, Data and Customer Insights, and Innovation and Strategy teams. From February until June 2019, Mr. Wexler was Chairman of Publicis Sapient. Prior to that, he was CEO of Publicis Sapient since January 2018, and, prior thereto, CEO of Sapient Razorfish and Co-CEO of Publicis Sapient. He was President and then CEO of Sapient Nitro for several years prior to that and was with Sapient Corporation, which was acquired by Publicis Group, in several other senior leadership positions for an aggregate of nearly 20 years. Mr. Wexler has been working at the intersection of innovation, creative, digital and technology for more than 30 years. He has extensive experience in the advertising and branding space.

Other Executive Officers

The following table provides information regarding our other executive officers.

Name	Age	Position with Company	With Company Since
Bradley M. Blum	49	Executive Vice President, Operations & Chief of Staff	2006
Kevin Dunn	61	Executive Producer & Chief Global Television Production	1984
Frank A. Riddick, III	65	Chief Financial & Administrative Officer	2008(1)

(1)	Mr. Riddick’s tenure at the Company began as an independent director.

Bradley M. Blum has served as our Executive Vice President, Operations & Chief of Staff since November 2019. In this capacity, he assists in providing leadership to WWE’s Human Resources, Legal, Live Events, Creative Writing and Talent Relations organizations. Prior to this, Mr. Blum was our Executive Vice President, Chief of Staff since February 2018, and Senior Vice President, Chief of Staff since June 2006. Mr. Blum served as a US Army Military Officer for 10 years prior to joining WWE. He received his M.B.A. from Arizona State University, W.P. Carey School of Business and his B.A. from the University of Redlands in English Literature.

Kevin Dunn has been Executive Producer & Chief Global Television Production since July 2014 and, prior thereto Executive Producer since November 2013, and Executive Vice President, Television Production, since July 2003. Before that, Mr. Dunn served as our Executive Producer for 11 years.

Frank A. Riddick, III became our Chief Financial and Administrative Officer in November 2021. From January to August 2020, Mr. Riddick was our Interim Chief Financial Officer. He was a Director at the Company from 2008 until he joined the Company as an executive in November 2022. Mr. Riddick was Chief Executive Officer of FloWorks International LLC (formerly named Shale-Inland Group LLC), a leading supplier of pipe, valves and related products (“FloWorks”) from September 2013 until November 2017. Prior to that, he was Chairman and then Executive Chairman of FloWorks since March 2012. Mr. Riddick is also currently a member of the Management Advisory Board of Tower Brook Capital Partners, L.P. (“TowerBrook”), a private equity firm that previously had FloWorks in its portfolio of companies. From August 2009 until joining FloWorks, Mr. Riddick was Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America. Prior to that, he was a consultant to TowerBrook. Before joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001, and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is Chairman of the Board of Apache Industrial Services, Inc., which provides scaffolding, insulation, fireproofing and coatings. Mr. Riddick is an Emeritus member of Duke University’s Fuqua School of Business Board of Visitors. Until its sale in July 2015, Mr. Riddick was a member of the board of directors, Chair of the Audit Committee and a member of the Compensation Committee of Geeknet, Inc., the owner and operator of ThinkGeek, an online retailer. Mr. Riddick is also a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

The Board and Committees

Our Board has standing Audit, Compensation & Human Capital, Governance & Nominating and Executive Committees. During the year ended December 31, 2021, there were 9 meetings of the Board of Directors, 15 meetings of the Audit Committee, 6 meetings of the Compensation & Human Capital Committee, and 3 meetings of the Governance & Nominating Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

Independent Directors. Each year our Board conducts a review to determine which of our Directors qualify as independent. Based on our most recent review, the eight members of our Board noted in the slate of nominees for Director in the table above (Steve Koonin, Ignace Lahoud, Erika Nardini, Steve Pamon, Connor Schell, Man Jit Singh, Jeffrey R. Speed and Alan M. Wexler) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation & Human Capital and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. There were certain relationships that the Board affirmatively considered in connection with its independence determination, each of which the Company believes was not material to either party, was in the ordinary course of business and was neither negotiated by the Director nor did it affect the Director monetarily. Accordingly, no such transaction was deemed to affect the Director’s independence. Atlanta’s State Farm Arena, for which Mr. Koonin is Chief Executive Officer, hosted our event Day One in 2022. The Company had a promotional content deal with Barstool Sports, for which Ms. Nardini is Chief Executive Officer. General Motors, Mr. Wexler’s employer, purchased a media integration from the Company. None of the other independent nominees has any relationship with the Company other than his or her Director/Committee membership(s). Our Audit, Compensation & Human Capital and Governance & Nominating Committees consist solely of independent Directors. Until he became our Chief Financial and Administrative Officer in November 2021, Mr. Riddick was an independent Director. At the time of his hiring, Committee membership changed to the current structure from their prior memberships which were as follows: Audit Committee - Messrs. Speed (Chair), Riddick and Singh; Compensation & Human Capital Committee - Messrs. Riddick (Chair), Speed and Wexler and Mses. Nardini and Laureen Ong; and Governance & Nominating Committee - Ms. Ong (Chair) and Messrs. Pamon and Wexler. Ms. Ong, who is not on the slate of nominees, has been an independent Director throughout her tenure at the Company.

Lead Independent Director. In 2021, the Company determined that it would be beneficial for the Company to have a Lead Independent Director. Mr. Riddick was initially elected but, upon his becoming our Chief Financial and Administrative Officer in November, the Board elected Man Jit Singh to this position. The Lead Independent Director is expected to review and advise on Board meeting schedules, agendas and materials, act as liaison between independent Directors and members of management, preside over executive sessions of independent Directors, consult with stockholders as requested, facilitate discussions and feedback to Mr. McMahon and other members of management and assist in assuring compliance with the Company’s corporate governance guidelines.

NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 38.6% of the Company’s outstanding equity and approximately 81.1% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from the NYSE listing standards of having a majority of independent directors and independent compensation & human capital and governance & nominating committees. However, the Company has not availed itself of these “controlled company” exemptions.

Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of a majority of the Company’s voting power, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the critical role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company, such as entering into new business ventures, cybersecurity and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation & Human Capital Committee oversight of compensation matters for senior executives, including mitigating instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not been negatively affected by the Board’s current leadership structure, and the Board believes it appropriately addresses risk factors facing the Company.

Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the Committee hosting the executive session or, if an executive session of all independent Directors, by the Lead Independent Director.

Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our corporate website (corporate.wwe.com).

Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our corporate website (corporate.wwe.com). We also plan to disclose any amendments to, and waivers from, the Code on this website.

Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of Messrs. Speed (Chair), Pamon and Wexler. Mr. Lahoud will join the Audit Committee upon his election to the Board. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Mr. Speed has accounting and related financial management expertise and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC. Pursuant to the charter of our Audit Committee, no Audit Committee member may simultaneously serve on the audit committee of more than three public companies. Mr. Riddick was a member of the Audit Committee during 2021 until November, when he became our Chief Financial & Administrative Officer.

The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our corporate website (corporate.wwe.com). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Review and discuss with management and the independent auditors our audited financial statements, quarterly financial statements and all internal control reports (or summaries thereof).

●	Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

●	Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

●	Review and discuss earnings press releases with management, including the type and presentation of information, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.

●	Review and discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not be in advance of each earnings release or earnings guidance.

●	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

●	Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

●	Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

●	Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

●	Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in applicable requirements of the Public Company Accounting Standards Board and the SEC; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

●	Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.

●	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

●	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

●	Discuss policies with respect to risk assessment and risk management.

●	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation & Human Capital Committee. The Compensation & Human Capital Committee consists of Messrs. Singh (Chair), Koonin and Schell and Ms. Nardini. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation & Human Capital Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and procedures. The Compensation & Human Capital Committee’s charter is posted on our corporate website (corporate.wwe.com). The Compensation & Human Capital Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who (i) have a title of Executive Vice President or have equal or higher seniority; (ii) are “officers” as defined in Rule 16a – 1(f) promulgated under the Exchange Act; or (iii) are other senior executives who report directly to the Company’s Chairman and Chief Executive Officer (collectively, the “Senior Executives”).

●	Annually review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating his performance in light of those goals and objectives, and either as a Committee or together with the other independent Directors determine and approve the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation & Human Capital Committee will consider the Company’s and the individual’s performance, relative total shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

●	Review and approve for Senior Executives: (i) the annual base salary level; (ii) the annual incentive opportunity level; (iii) the long term incentive opportunity level; (iv) severance arrangements and change in control agreements/provisions in each case when and if appropriate; and (v) any special or supplemental benefits.

●	Review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Senior Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans.

●	Administer the Company’s 2016 Omnibus Incentive Plan and any successor or other incentive compensation plans of the Company.

The Compensation & Human Capital Committee has authority to hire compensation consultants, independent counsel and other advisors. For 2021, the Compensation & Human Capital Committee retained Pearl Meyer & Partners, LLC (the “Compensation Consultant”). The Compensation & Human Capital Committee regularly reviews its Compensation Consultant’s independence and has determined that no conflicts of interest exist.

Compensation & Human Capital Committee Interlocks and Insider Participation. During 2021, no member of the Compensation & Human Capital Committee was a current or former officer or employee of the Company or any of our subsidiaries, except for Frank A. Riddick, III, who, as previously disclosed, served for a portion of 2020 as our Interim Chief Financial Officer and became our Chief Financial and Administrative Officer in November 2021. Mr. Riddick did not serve on our Compensation & Human Capital Committee during any period he was an employee. No “compensation committee interlocks,” as described under SEC rules, existed during 2021.

Governance & Nominating Committee. The Governance & Nominating Committee consists of Ms. Ong (Chair), who is not on the slate of nominees, and Messrs. Singh and Speed. Mr. Pamon will join the Governance & Nominating Committee as Chair immediately following the Annual Meeting. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally. The Governance & Nominating Committee operates under a charter. This charter is posted on our corporate website (corporate.wwe.com). Under its charter, the Governance & Nominating Committee responsibilities include:

●	Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.

●	Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.

●	Preparing and supervising the implementation of the Board’s annual review of director independence.

●	Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.

●	Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

●	Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.

●	Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.

●	Making recommendations to the Board regarding any duly submitted stockholder proposal.

●	Overseeing the Company’s continuing education program for our Directors.

Nominees for Director. If the Board were to embark on a search for new directors, it would consider candidates, and follow the same process and use the same criteria for evaluating candidates, irrespective of whether they were suggested by Board members, management and/or stockholders. Any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. If stockholders wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, they would need to fulfill the requirements detailed under “Stockholder Proposals for 2023 Annual Meeting.”

The Board reviews potential nominees and decides whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees is deemed by the Board to be warranted, the Board may request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Board evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the then current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. While there is a general desire at least to maintain the mixture of viewpoints among its members, the Board does not have any specific policy relating to diversity. The Board will also determine when or how to interview prospective nominees. Each Director has the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee oversees this process and recommends any nominees to the full Board.

The Board believes that its current members comprise an appropriate mix of background, diversity and expertise. In particular, Mr. McMahon is a seasoned manager who understands what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. As our co-founder, Mr. McMahon has decades of experience overseeing all of our revenue streams and is familiar with every aspect of our business and industry. He has significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. Similarly, Ms. McMahon and Mr. Levesque have decades of experience in our Company and both have been important players in all aspects of our creative process, including television, talent and live events. They have extensive practical experience with many of our revenue streams and have been critically involved in our business transformation over the past several years as well as our continuing brand development. Mr. Khan has years of experience negotiating television distribution and other licenses and understanding business relationships with talent. Of the independent nominees for director, Mr. Koonin is an expert in the television business as well as live events and talent management. Mr. Lahoud has extensive financial experience, with more than three decades of work in the financial departments of major media companies. Mr. Singh brings years of experience as a seasoned professional in media and, in specific, has depth of knowledge about the India subcontinent, an important geographical area to the Company. Mr. Speed brings financial and auditing acumen as he has been chief financial officer of large companies in the past, approximately 20 years of which was spent in media and entertainment companies. Mr. Wexler has expertise in digital technology and direct-to-consumer communications, including a very extensive understanding of the advertising industry and his experience in innovation assists the Company in its endeavor to anticipate and adapt to a rapidly evolving media business landscape. Ms. Nardini provides c-suite understanding of digital offerings, content creation and branding, each of which is integral to WWE. Mr. Pamon provides a rich perspective on creative matters as well as marketing and monetizing content through live events and audio/video programming. Mr. Schell has extensive experience with television, film and other content creation and monetization, central aspects of the Company’s business. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

World Wrestling Entertainment, Inc. is an integrated media and entertainment company. We have been involved in the sports entertainment business for four decades, and have developed WWE into one of the most popular brands in global entertainment today. We are principally engaged in the production and distribution of unique and creative content through various channels including content rights agreements for our television programming, WWE Network content (including premium live event and archival programming) licensed domestically to Peacock and available either through distributors or direct-to-consumer in most international markets, live events and the sale of consumer products featuring our brands. At the heart of our success are the athletic and entertainment skills and appeal of our Superstars and our consistently innovative and multi-faceted storylines. Our distribution platforms provide significant cross-promotion and marketing opportunities that reinforce our brands while effectively reaching our fans.

2021 Highlights. As with virtually everyone worldwide, COVID had a significant impact on us during 2021. WWE rose to the challenge of the pandemic, producing live, in-ring content without interruption throughout the year and resuming performing live for our fans as the pandemic allowed, including international venues, demonstrating once again our ability to adapt to unprecedented challenges. As a result, 2021 was another record-breaking year for the Company. We believe management was highly effective in achieving the following results:

●	Revenue increased by 12% to $1.095 billion, the highest in the Company’s history (the eighth year of consecutive record revenues).

●	Operating income increased 24% to a record $259.0 million.

●	Adjusted OIBDA as described below increased 14% to a record $327.1 million.

●	We launched WWE Network on Peacock, providing for a larger audience and increasing viewership for WWE’s premium live shows, original series and vast library.

●	We returned capital to stockholders totaling $202 million, including share repurchases and dividends paid.

We believe these results validate our ongoing investment to support the Company’s long-term objectives.

For the Company to achieve our desired level of success, we must continue to attract, retain and incentivize management, which we believe we did successfully in 2021. The incentive compensation package for senior management in 2021 is described in detail below and was structured for precisely that purpose. On balance, we believe the ongoing compensation structure envisions and appropriately incentivizes achievement of long-term growth and transformation. At the same time, the program ties a meaningful portion of compensation to annual financial and strategic performance. We believe that our compensation mix also continued to moderate the risk to drive short-term results by encouraging management to work toward long-term performance.

Named Executive Officers. Our named executive officers for 2021 are:

Name	Title
Vincent K. McMahon	Chairman & Chief Executive Officer
Nick Khan	President & Chief Revenue Officer
Paul Levesque	EVP, Global Talent Strategy & Development
Stephanie McMahon	Chief Brand Officer
Frank A. Riddick, III	Chief Financial and Administrative Officer
Kristina Salen	Former Chief Financial Officer

Elements of WWE’s Compensation Program. In general, the compensation package provided to our named executive officers who are current employees consists of three major components:

Reward Component	Objectives	Determination of Component Value
Base Salary	Provides a fixed element of compensation paid in cash to reward day-to-day contributions to the Company. Serves as an attraction and retention tool.	Salary for each executive is determined based on a number of factors including job responsibilities, tenure and experience, individual performance, internal parity and a broad-based assessment of the market.	Fixed Compensation
Short-Term Cash Incentive Compensation	Provides cash-based reward for achievement of annual performance measures that are integral to the success of the Company and reinforce its business strategy and vision.	Executives are assigned a target annual incentive opportunity expressed as a percentage of his or her base salary. Performance is measured against a detailed set of financial, strategic and individual performance measures. Payouts may be above or below target based on a rigorous assessment of performance relative to the goals established at the beginning of the performance period.	Variable Compensation
Longer-Term Equity Incentive Compensation	As a complement to the annual incentive plan, provides equity-based awards that are linked to the longer- term performance of the Company thereby aligning executives’ and stockholders’ interests.	In general, an executive receives 100% of his or her longer-term incentive opportunity in the form of Performance Stock Units (“PSUs”). Consistent with the pay for performance principles of our compensation plan, the PSU awards may be earned at levels above or below target based on actual performance relative to pre-established goals.

The Compensation & Human Capital Committee believes that the Company’s compensation program constitutes the appropriate mix of fixed and variable compensation as well as short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of our stockholders. Further, we believe our compensation program incentivizes management and serves our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We also believe that the design of our compensation program is generally consistent with other companies in the entertainment industry. The Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers with perquisites such as cars, club memberships or personal services. Therefore, these three core components (base salary, short-term cash incentive through our management incentive plan, and longer-term equity incentives), when added together, reflect an accurate picture of the total compensation opportunity available to our senior executives.

Ms. McMahon and Mr. Levesque, as key performers for the Company, have certain additional compensation made pursuant to their booking agreements described below.

Aligning Interests with Stockholders. The table below highlights key executive compensation practices that the Compensation & Human Capital Committee has implemented to encourage a high level of performance and alignment of management and our stockholders’ interests. The table also highlights compensation practices that the Committee has expressly avoided or rejected. We believe these efforts support a strong governance culture and are in the long-term interests of our stockholders.

What We Do . . .	What We Do Not Do . . .
Pay for Performance	No Gross-up Payments to Cover Excise Taxes
Tie Significant Levels of Compensation to Corporate and Individual Goals	No Guaranteed Annual or Multi-Year Bonuses
Caps on Annual Bonuses and Long-Term Incentives	No Special Executive Retirement Programs
Stock Ownership and Stock Holding Requirements	No Repricing of Underwater Stock Options
Multiple Performance Metrics under Short- term and Longer-term Incentive Plans	No Excessive Perquisites for Executives
Double Trigger for Change in Control Provisions	No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and Never on Unearned Portion of Awards)
Use an Independent Consultant who Reports Directly to the Compensation & Human Capital Committee	No Incentives to Excessively or Inappropriately Encourage Risk Taking Through our Compensation Program
Review Tally Sheets When Making Executive Compensation Decisions
Risk Mitigation including the Implementation of a Clawback Policy in the Event of a Restatement of Financial Results.

Compensation Components

Salary. As part of our continuing effort to manage our fixed costs responsibly, we generally attempt to limit salary increases, restricting material increases to instances of promotions or extraordinary contributions to the Company’s performance. In respect of 2021, we did not grant any salary increases to our named executive officers. The table below highlights recent annual base salary rates for the named executive officers who are current employees:

Name	2020	2021	2022

Vincent K. McMahon	$1,400,000	$1,400,000	$2,000,000
Nick Khan	$1,200,000	$1,200,000	$1,200,000
Paul Levesque	$730,000	$730,000	$730,000
Stephanie McMahon	$730,000	$730,000	$730,000
Frank A. Riddick, III(1)	N/A	$850,000	$850,000
Kristina Salen(2)	$730,000	$730,000	N/A

(1)	Mr. Riddick joined our Company as Chief Financial and Administrative Officer in November 2021. Mr. Riddick served as our Interim Chief Financial Officer for a portion for 2020. See “Summary Compensation Table”.

(2)	Ms. Salen left our Company in November 2021.

Annual Incentive Bonuses. We believe that an annual management incentive plan (“MIP”) that is based on personal and company-wide performance is generally an effective format to incentivize executives to focus on critical financial and strategic short and long-term goals. Our approach ties the participant’s interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. It acknowledges both individual efforts as well as the collective effort of all participants. For our named executive officers who are current employees, MIP bonus targets in 2021 ranged from 50% to approximately 158% of salary. Actual bonuses paid under the MIP to our named executive officers in respect of 2021 are set forth in column (g) of the Summary Compensation Table.

For 2021, the Company established a three-prong test for purposes of determining funding of the MIP.

●	80% of funding was based solely on financial objectives, with 55% based on Adjusted OIBDA and 25% based on total revenues.

●	20% of funding was based on the Company’s progress toward four strategic objectives which relate to the Company’s brand strength and certain growth and business development initiatives further described below.

2021 Incentive Plan Payout

The following table shows the MIP funding calculation with actual results for 2021 shaded.

Determination of MIP Funding Level

	Strategic Objectives (20% of MIP Funding)	Revenue (25% of MIP Funding)	Adjusted OIBDA (55% of MIP Funding)(1)
Below Threshold	0-0.9 out of 10. No funding for this factor.	Less than $1,025 million. No funding for this factor.	Less than $243 million. No funding for this factor.
Threshold	1 out of 10 (25% of factor is funded).	$1,025 million (50% of factor is funded).	$243 million (25% of factor is funded).
Between Threshold and Target	Each additional 1/10 of a point results in an additional 1.25% of this funding factor to 3.0 out of 10. From 3.0 to 4.9, each 1/10 of a point results in an additional 2.5% of this funding factor. Actual Result: 4.1 out of 10 for a payout of 78% of this funding factor.	Each additional $1 million results in an additional 0.86% of this funding factor.	Each additional $1 million results in an additional 0.83% of this funding factor until $273 million after which each $1 million results in an additional 1.61% to $304 million.
Target	5 out of 10 (100% of factor is funded).	$1,083 million (100% of factor is funded).	$304 million (100% of factor is funded).
Between Target and Maximum	Each additional 1/10 of a point results in an additional 2.0% of this funding factor.	Each additional $1 million results in an additional 2.0% of this funding factor until $1,133 million. Actual Result: $1,095.2 million for a payout of 125% of this funding factor.	Each additional $1 million results in an additional 3.57% of this funding factor until $318 million after which each $1 million results in an additional 2.0% to $343 million. Actual Result: $327.1 million for a payout of 169% of this funding factor.
Maximum.	200% funding of this factor at a strategic goal score of 10 out of 10.	200% funding of this factor at $1,133 million or higher.	200% funding of this factor at $343 million or higher.

(1)	Adjusted OIBDA is a non-GAAP financial measure. Our definition of Adjusted OIBDA may be different from similarly titled non-GAAP financial measures used by other companies. Adjusted OIBDA is the primary measure used by management of the Company to evaluate segment performance and make decisions about allocating resources. We define Adjusted OIBDA as operating income before depreciation and amortization, excluding stock-based compensation, certain impairment charges and other non-recurring material items. See our Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation of Adjusted OIBDA to operating income.

The determination of the Strategic Objectives score for the foregoing purposes is set forth in the following table. Although these objectives are not calculable on a purely mathematical basis, they are scored by the Compensation & Human Capital Committee based on certain measures of success. The Compensation & Human Capital Committee closely reviews and discusses performance relative to this scorecard on a quarterly basis.

Strategic Objectives	Indicative Benchmarks
Viewership (20%)	Certain key television ratings
Next iteration of WWE Network (20%)	Domestic WWE Network license to Peacock
Build-out of New Company Headquarters (10%)	Cost compared to budget
Certain License Renewal(s) (10%)	Revenue on renewal
Revenue Growth (20%)	Certain revenue metrics
Overall Actual Score	4.1 (78% of factor funding)

The following table compares MIP funding for 2021 with that of the prior two years:

Calendar Year	Strategic Objectives Overall Score	OIBDA Target		Revenue Target		Aggregate Funding of Incentive Pool
2019	6.7	$200.0 million		$1,009 million		62%	(1)
2020	5.0	$300.0 million		$1,165 million		61%
2021	4.1	$304.0 million	(2)	$1,083 million	(2)	140%

(1)	This is the equity performance percentage. The payout of the full MIP bonus would have moved the Company’s Adjusted OIBDA below the $180.0 million minimum, so only the amount that was available (i.e. that would not have moved Adjusted OIBDA below $180.0 million) was used to pay bonuses, and therefore they were paid at numbers below the 62% referenced in the table.

(2)	In connection with its annual review of performance testing, the Compensation & Human Capital Committee reduced the OIBDA and Revenue targets to these numbers, judging the targets set at the beginning of 2021 to be inappropriate in the Committee’s judgment due to changes to our live event scheduling resulting from COVID-19.

Once funding is established based on achievement of the financial performance and strategic objectives described above, a participant is entitled to participate if his or her individual performance rating for the year is at or above a threshold. The aggregate amount of funding does not increase based upon individual payouts, with the result that the aggregate payout to all participants must be less than or equal to the established funding. Actual payouts are based on an individual’s target, which is a percentage of his or her salary at the end of 2021 (this percentage is established based on the executive’s title/position) multiplied by the MIP funding percentage for the Company as a whole with a possible multiplier for exceptional performance, in each case subject to the exercise of negative discretion by the Compensation & Human Capital Committee. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. The overall MIP funding for the Company, and the overall payment to any individual, will not exceed 200% of the individual’s target opportunity. The Committee also retains discretion to pay amounts outside of the plan but has rarely exercised this discretion historically and did not do so for named executive officers in respect of 2021.

Performance Stock Units. Our compensation program includes a longer-term component consisting of stock unit grants. Consistent with past practice, our normal annual grant of stock units in 2021 had a performance requirement under the 2016 Omnibus Incentive Plan (the “Incentive Plan”) which reinforces our pay for performance philosophy. There is also a service-based vesting requirement which extends beyond the performance period. The performance targets for our PSUs mirror those set for the MIP described above. For the 2021 grants if at least one of the three threshold performance criteria - strategic objectives overall score, total revenue or Adjusted OIBDA – is satisfied at the threshold level or above, the PSUs, to the extent performed, would begin to accrue dividends and vest in three equal annual installments, with the first vesting occurring on or about July 20, 2022. The PSUs have a sliding scale of 5% of the target units if the strategic objectives factor is met at threshold up to a maximum cap of 200% of target if all three performance criteria are achieved at the maximum level. We believe this cap mitigates the potential risk that accompanies performance-based equity compensation. As referenced above under the description of our MIP, management achieved a level of 140% of overall target and this is the percentage of PSUs that were earned, subject to continued service vesting.

We expect to continue to make annual grants of PSUs for our senior executives. The Committee closely monitors share usage through the approval of an annual share budget or “pool” that management may use. From this pool, management proposes individual grants at a separate meeting of the Compensation & Human Capital Committee and these individual grants are reviewed and approved by the Committee. The awards (assuming we meet performance criteria) are subject to service vesting, generally in equal annual installments over three years in July beginning the year after the year in which the grant was made (and performance measures met). We do not plan grants or vesting dates of stock units around material news releases in order to provide any special benefits to our employees.

We believe that equity compensation for executive officers is different from salary and short-term cash incentives in that, due to its performance and time-vesting requirements, stock units serve both a retention and incentive purpose. Equity compensation (particularly where it has both performance and time-vesting requirements) aligns interests of management with stockholders. We also hope that stock units, together with our 401(k) Plan, will be utilized by employees for retirement planning, as we do not provide a defined benefits retirement plan.

The following table shows the aggregate number of stock units granted to all eligible employees (named executive officers and all others) as part of our normal annual grant for the past several years. The table also shows the actual number of stock units earned based on performance achieved for each relevant performance period. The table does not include special grants for new hires/promotions/retention:

Calendar Year	Aggregate target stock units in Annual Grant (unadjusted)	Aggregate target stock units in Annual Grant (adjusted to reflect forfeitures)	Aggregate actual stock units earned in respect of such year
2019	237,772	227,825	178,128
2020	411,908	360,325	284,436
2021	460,014	327,632	446,663

Other Compensation Matters

Employment and Other Agreements. We have an amended and restated employment agreement with our Chairman and Chief Executive Officer, Vincent K. McMahon, under which we pay him an annual salary and he is entitled to participate in our Management Incentive Plan. Mr. McMahon also receives performance stock units as a part of our normal grant for employees. This Agreement was recently amended to provide that his salary for 2022 is set at an annual rate of $2 million, his bonus target opportunity under the Incentive Plan is to be between 100% and 400% of his salary, with his bonus target for 2022 to be 250% of his salary, and his target equity for 2022 (in the form of performance stock units under the Incentive Plan) is $11 million. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

The Company also has an employment agreement with Mr. Khan pursuant to which he receives a current annual salary of $1,200,000. He is eligible to participate in the Company’s management incentive plan with a targeted annual incentive award of the greater of 158% of his salary or $1,900,000. In addition, Mr. Khan received a sign-on bonus of $5,000,000, which is subject to certain repayment requirements if he voluntarily leaves the Company without good reason or is terminated for cause as follows: (i) within the first 12 months, Mr. Khan would have been required to reimburse the Company the full $5,000,000; (ii) between 12-24 months, Mr. Khan would be required to reimburse the Company $3,100,000; and (iii) between 24-36 months, Mr. Khan would be required to reimburse the Company $1,200,000. In addition, Mr. Khan became eligible to receive sign-on grants of performance stock units of the Company’s Class A common stock under the Incentive Plan valued at $15,000,000 which, subject to satisfaction of certain performance metrics, would vest 40% in September 2022 and 60% in September 2025. These special grants were recently amended to increase the second tranche from a target of $9,000,000 to a target of $16,500,000 (with the first tranche of his target incentive award vesting September 2022 remaining unchanged). The second tranche will be granted on or around October 1, 2022 and has performance tests ending September 30, 2025, at which time the shares, adjusted as a result of performance, would vest. He is also eligible to participate in the Company’s performance stock program under the Incentive Plan with a targeted annual equity award (in PSUs), beginning in 2022, of $3.575 million. If Mr. Khan is terminated by the Company without cause prior to the fifth anniversary of his employment start date, he would be entitled to receive his then-current salary for the remainder of such five-year term and a prorated portion of his incentive bonus for the year in which the termination occurs. The special grants, to the extent not vested, are forfeited on any termination of Mr. Khan’s employment. Mr. Khan also receives health and welfare and other benefits generally available to other executive officers of the Company.

The Company also has entered into an employment agreement with Frank A. Riddick, III, pursuant to which he serves as our Chief Financial and Administrative Officer. His employment agreement provides that Mr. Riddick receives an annual salary of $850,000 and a one-time $1.0 million cash sign-on bonus payment, which is subject to certain repayment requirements. In addition, Mr. Riddick is eligible to participate in the Company’s Incentive Plan under which he has a targeted annual bonus of 70% of his salary, which was prorated in respect of 2021. Mr. Riddick is also eligible to receive equity awards under the Incentive Plan. His initial annual target incentive equity award is equal to 100% of his base salary, which was prorated in respect of 2021. Mr. Riddick received a sign-on inducement grant of restricted stock units under the Incentive Plan valued at $5.0 million. These restricted stock units will vest in equal installments over four years beginning in June 2022. Mr. Riddick also will be eligible to participate in future equity award programs and health and welfare and other benefits generally available to other executive officers of the Company. In the event the Company terminates his employment without “cause” or he terminates his employment for “good reason” (as those terms are defined in his employment agreement), Mr. Riddick would be eligible to receive as severance (i) a payment in an amount equal to the sum of his base salary and annual bonus based on target performance for the year in which the termination occurs and (ii) a prorated portion of the annual bonus he would have otherwise earned for the year in which the termination occurs. In addition, if his employment terminates for these reasons, or if he dies or becomes disabled, his sign-on restricted stock units would vest.

While we generally attempt to avoid entering into employment agreements with our other executives, we have individual severance arrangements with many of our executive officers including certain of our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four weeks to a maximum of one year. The employee also would be entitled to a prorated bonus for the year of termination (assuming the Company meets its performance tests), at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. The Company believes that these severance arrangements are important for the Company to attract and retain high caliber employees.

Mr. Levesque and Ms. McMahon also have booking agreements with the Company.

Stock Ownership Guidelines & Holding Requirements. We believe that it is in the best interests of our stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or annual cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	5x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units must be held by the individual. For these purposes, performance units for which the performance test has been met, but which have not yet vested, count toward the ownership goal. Once the respective multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

Anti-Hedging Policy: “Hedging” refers to instruments or transactions that have the effect of protecting an executive or director from the economic risk of a decline in our stock price and is often viewed as changing the alignment of long-term interests between management and stockholders. The Company does not believe that hedging and/or pledging of Company stock has created any disconnect in the alignment of the interests of our directors and executive officers with those of our stockholders. As a result, while hedging and pledging WWE stock is strongly discouraged and any hedging or pledging transaction by an executive officer or director of the Company would be closely reviewed by the Company, we have not made a blanket prohibition against them for any of our employees. The Company plans to continue to monitor the situation and may act if it perceives any movement in such activities by its executive officers or directors.

Clawbacks. The Company has not been faced with the situation of a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. In an effort to continue to strengthen the Company’s governance practices, the Company has a policy administered by the Compensation & Human Capital Committee allowing, in the event of any restatement of financial statements, a claw back of any compensation paid or awarded in excess of what would have been paid or awarded in the absence of such misstatement. This policy does not require any wrongdoing by the party involved, and is in addition to any other available clawbacks required by law or otherwise. Specific clawbacks are also included in most special equity grants to our executive officers.

Tally Sheets. Tally sheets are provided to the Compensation & Human Capital Committee annually to supplement its review of aggregate compensation for each executive officer in connection with setting salary, granting performance-based incentive compensation and longer-term equity incentive compensation for the year. Compensation is reviewed annually vis-à-vis market data about a combination of both general industry and industry-specific (media) companies, and, for 2021, named executive officer compensation was targeted to the third quartile of this data. The data used by the Compensation & Human Capital Committee and its Compensation Consultant is not the same as either of the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. Given the unique aspects of our business and inherent challenges associated with benchmarking our compensation against closely comparable peers, we do not attempt to maintain an established target percentile compensation level within a designated peer group.

Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and the Human Resources Department annually review the performance of each executive officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity-based grants, to executive officers are presented to the Compensation & Human Capital Committee for its final approval.

Role of Compensation Consultant and Use of Market Data. During 2021, the Committee consulted with the Compensation Consultant who was paid by the Company and had access to management. The Compensation Consultant was hired by and reported directly to the Compensation & Human Capital Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation & Human Capital Committee, however, did not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant was allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation. The Committee regularly reviews the Compensation Consultant’s independence and has affirmatively determined that no conflicts of interest exist or existed.

2021 Say-on-Pay Advisory Vote Outcome. The Compensation & Human Capital Committee considered the results of the 2021 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. In excess of 95% of the vote of our shareholders in 2021 was in favor of the compensation of our named executive officers, a result we feel affirms our pay practices, and no changes were made as a result of such vote.

Conclusion

The Compensation & Human Capital Committee of the Board understands its responsibility for evaluating and approving the Company’s compensation programs, including reviewing and approving the Company’s compensation philosophy as well as corporate goals and objectives relative to incentive compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Human Resources Department, are instrumental in developing recommendations relating to the compensation program, subject to final approval by the Compensation & Human Capital Committee. The Compensation & Human Capital Committee was assisted in this regard in respect of 2021 by its independent Compensation Consultant.

We believe that we have an appropriate mix of compensation components along with competitive compensation levels that incentivize management and serve our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We believe management compensation closely aligns them with shareholder interests and we believe the Company’s strong financial performance over the past several years underscores the effectiveness of our compensation program. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound and abides by a strong pay for performance philosophy.

Compensation & Human Capital Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

The Compensation & Human Capital Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation & Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation & Human Capital Committee

Man Jit Singh, Chair

Steve Koonin

Erika Nardini

Connor Schell

Summary Compensation Table

The following table sets forth certain information about the compensation of our Principal Executive Officer, our principal financial officers during any portion of the year and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2021. As stated above, these individuals are our “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards ($)(e)(1)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)		Total ($)(j)

Vincent K. McMahon	2021	1,400,000		0	1,671,260		1,960,000		20,287	(2)	5,051,547
Chairman & Chief Executive Officer	2020	1,394,615		0	1,636,594		854,000		20,583	(2)	3,905,792
	2019	1,400,000		0	1,677,716		406,000		19,987	(2)	3,503,703

Nick Khan	2021	1,200,000		0	1,814,470		2,660,000		32,401	(2)	5,706,871
President & Chief Revenue Officer	2020	498,462	(3)	0	6,799,138	(3)	471,823	(3)	5,195,142	(4)	12,964,565

Paul Levesque	2021	730,000		0	583,523		511,000		1,017,021	(5)	2,841,544
EVP, Global Talent Strategy & Development	2020	724,115		0	464,778		222,650		906,737	(5)	2,318,280
	2019	706,019		0	502,146		102,950		2,016,977	(5)	3,328,092

Stephanie McMahon	2021	730,000		0	583,523		511,000		767,682	(5)	2,592,205
Chief Brand Officer	2020	724,115		0	464,778		222,650		775,723	(5)	2,187,266
	2019	706,019		0	502,146		102,950		716,133	(5)	2,027,248

Frank A Riddick, III	2021	134,038	(6)	0	5,189,329	(6)(7)	130,085	(6)	1,183,105	(8)	6,636,557
Chief Financial & Administrative Officer	2020	782,667	(9)	0	53,842	(10)	0		173,210	(11)	1,009,719

Kristina Salen	2021	730,000	(12)	0	588,046	(12)	432,600		448,041	(13)	2,198,687
Former Interim Chief Financial Officer	2020	365,000	(13)	0	500,023	(13)	108,892	(13)	4,005	(2)	977,920

(1)	Represents the aggregate grant date fair value of awards of performance stock units pursuant to our 2016 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For additional disclosure on assumptions made in the valuation of our performance stock units awards, see “Note 18 – Stock-based Compensation” to our Consolidated Financial Statements. For these purposes, performance stock units are assumed to have been granted in amounts that would occur if the Company had met all performance criteria at 100% of target. Assuming hypothetically that the highest level of performance conditions for these performance stock units (other than the Special Grants which are described in footnotes 3 and 7) had been achieved, the number of such performance stock units would have been 200% of the numbers included in the table which for 2021 would result in maximum grant date values of $3,342,520 for Mr. McMahon; $3,628,940 for Mr. Khan; $1,167,046 for Mr. Levesque; $1,167,046 for Ms. McMahon; and $259,043 for Mr. Riddick. For 2021, the Company achieved 140% of the target number of these performance stock units, subject to vesting in three annual installments beginning July 2022. This totaled for these performance stock units as follows: Mr. McMahon 47,527 shares; Mr. Khan 51,599 shares; Mr. Levesque 16,594 shares; Ms. McMahon 16,594 shares; and Mr. Riddick 3,091 shares.

(2)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(3)	Mr. Khan joined the Company in August 2020 and his salary, normal performance stock units and Non-Equity Incentive Plan Compensation were prorated for 2020. Under his amended employment agreement, Mr. Khan received performance stock units described in footnote 1 above as well as a special sign-on inducement grant of performance units (the “Special Grants”) as follows: (x) $6 million of such units at his start date (“Tranche 1”); and (y) an additional $16.5 million on or about October 1, 2022 (“Tranche 2”), in each case valued at a 30-day trading average stock price ending on or about the date of the grant. The Special Grants have different performance measures from the normal annual grant of performance units described in footnote 1. The performance measurement period for tranche 1 ends September 30, 2022, and the performance measurement period for tranche 2 ends September 30, 2025. These units, to the extent they meet their performance measures, will vest at the end of their respective performance measurement periods. In the above table, tranche 1 of the Special Grants has been valued at 100% of target. Assuming hypothetically that the highest level of performance conditions for tranche 1 is achieved, the performance units would be at 300% of target which, together with the normal performance units granted to Mr. Khan at their maximum level of performance (200%), would result in a grant date value of $19,620,980. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”.

(4)	Consists principally of a $5.0 million sign on bonus, which is subject to certain repayment obligations if Mr. Khan voluntarily leaves the Company without good reason or is terminated for cause. Also includes certain relocation reimbursement, 401(k) plan and life insurance payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements”.

(5)	Consists principally of performance fees, royalties and related minimum guarantees. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements.” Includes matching contributions under our 401(k) plan and certain life insurance payments.

(6)	Mr. Riddick joined our Company as an employee in November 2021 and his salary, normal performance stock units and Non-Equity Incentive Plan Compensation were prorated for 2021.

(7)	Consists principally of a sign-on inducement grant of restricted stock units valued at $5.0 million vesting over four years beginning in June 2022. Includes quarterly stock awards paid as part of independent Directors’ fees for the period Mr. Riddick was an independent Director (prior to his employment by the Company beginning November 2021). See “Director Compensation for 2021”.

(8)	Consists principally of a one-time $1 million cash sign-on bonus payment, which is subject to certain repayment obligations if Mr. Riddick voluntarily leaves the Company without good reason or is terminated for cause. Also includes independent Directors’ cash fees while he was independent. Also includes certain relocation reimbursement, 401(k) plan and life insurance payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements”.

(9)	Mr. Riddick served as our Interim Chief Financial Officer for the period February until August 2020.

(10)	Includes quarterly stock awards paid as part of independent Directors’ fees during periods in which Mr. Riddick was an independent Director.

(11)	Includes independent Directors’ cash fees while he was independent and $106,907 of housing paid for Mr. Riddick while he was acting as WWE’s Interim Chief Financial Officer.

(12)	Ms. Salen left the Company in November 2021. Her Stock Awards for 2021 include a grant of stock units with immediate vesting having a value of $100,029. The other Stock Awards for 2021 were a normal annual grant of performance stock units with vesting beginning in July 2022. All Stock Awards made in 2021 that were unvested when she left the Company were forfeited.

(13)	Ms. Salen joined the Company in July 2020 and her salary and Non-Equity Incentive Plan Compensation were prorated for 2020. Her Stock Awards for 2020 consisted of restricted stock units vesting in three tranches beginning July 20, 2021. All of these stock units that were not vested, together with all unvested stock units granted in 2021 as noted above, were forfeited at the time she left the Company. For unvested restricted stock units granted in 2020 she was given a cash payment of $413,000 under her separation agreement (included in “All Other Compensation” for 2021).

Grants of Plan-Based Awards for 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						All Other Share Awards		Grant Date Fair Value of Stock(3)
Name (a)	Grant Date (b)	Threshold ($)(c)		Target ($)(d)		Maximum ($)(e)		Threshold (#)(f)		Target (#)(g)		Maximum (#)(h)		(#)(i)		($)(j)

Vincent K. McMahon	2/5/21	70,000		1,400,000		2,800,000		1,697		33,948		67,896		—		1,671,260
Nick Khan	2/5/21	95,000		1,900,000		3,800,000		1,843		36,857		73,714		—		1,814,470
Paul Levesque	2/5/21	18,250		365,000		730,000		593		11,853		23,706		—		583,523
Stephanie McMahon	2/5/21	18,250		365,000		730,000		593		11,853		23,706		—		583,523
Frank A. Riddick, III	11/5/21	4,646	(4)	92,918	(4)	185,836	(4)	110	(4)	2,208	(4)	4,416	(4)	84,650	(5)	5,189,329	(5)
Kristina Salen	2/5/21	15,450		309,000		618,000		496	(6)	9,913	(6)	19,826	(6)	—		488,017
	6/3/21	—		—		—		—		—		—		1,762	(7)	100,029	(7)

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2021 management incentive plan administered under the 2016 Omnibus Incentive Plan which is 25% of 20% (which equals 5%) of the target amount shown in column (d). This assumes the threshold of the strategic objectives funding factor is met and the other two performance measures are below thresholds. Actual minimums could be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is 200% of the individual’s target, which was the maximum payment under the bonus plan. Actual payments are included in column (g) of “Summary Compensation Table”.

(2)	Except for the special grants of restricted stock described in footnote 5 below, the amounts shown in column (f) reflect the number of performance stock units that would be earned (subject to vesting) assuming the Company met the threshold level of the strategic objectives funding factor and the other two performance measures are below thresholds which would result in a minimum performance level equal to 25% of 20% (which equals 5%) of the target number of stock units shown in column (g). If the Company exceeds these thresholds, there is an increase to 100% of the target stock units at 100% attainment of all three funding factor targets, which is reflected in column (g). Above those targets, the stock units increase up to a maximum possible grant under the plan of 200% of target stock units. This maximum number is shown in column (h). For 2021, the Company achieved 140% of the target number of these performance stock units, subject to vesting in three annual installments beginning July 2022. For these named executive officers, this totaled as follows: Mr. McMahon 47,527 shares; Mr. Khan 51,599 shares; Mr. Levesque 16,594 shares; Ms. McMahon 16,594 shares; and Mr. Riddick 3,091 shares.

(3)	Reflects the full grant date fair value under FASB ASC Topic 718 of grants of stock units and is based upon the probable outcome of such conditions on the date of grant (which is the target number). The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2021 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 18 – Stock-based Compensation” to our Consolidated Financial Statements.

(4)	Granted in connection with Mr. Riddick’s joining the Company. Grants under Equity and Non-Equity Incentive Plans were prorated in respect of 2021.

(5)	Consists primarily of a special sign-on grant of restricted stock units vesting in equal annual installments beginning June 2022. Also includes quarterly stock grants to Mr. Riddick during the period he was an independent director. See “Director Compensation for 2021”.

(6)	Ms. Salen left the Company in November 2021. All Equity Incentive Plan Awards in the table were forfeited.

(7)	Consists of a grant of stock units with immediate vesting.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

Employment and Booking Agreements. Vincent K. McMahon. We have an amended and restated employment agreement, as amended by a first and second amendment, with Mr. McMahon. This employment agreement currently has a term ending December 31, 2022, but automatically extends for successive one-year periods unless either party gives notice of nonextension at least 180 days prior to the expiration date. Under his employment agreement, Mr. McMahon is entitled to salary, which for 2022 is in the amount of $2,000,000, subject to increase in the discretion of the Compensation & Human Capital Committee. Mr. McMahon is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of between 100% and 400% of his salary, with his bonus target for 2022 to be 250% of salary. Mr. McMahon also receives PSUs annually as a part of our normal grant to employees, and his target equity for 2022 is $11 million.

In the event we terminate Mr. McMahon’s employment other than for cause (as defined in his employment agreement) or if Mr. McMahon terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we would be obligated to pay to Mr. McMahon compensation and benefits that have accrued but have not been paid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon would also continue his health, accident, and life insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. The Company does not provide Mr. McMahon a tax gross up. Under his employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company would reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments would be deductible by the Company, to the full extent allowed by law, unless the full parachute payments would result in a greater net benefit to Mr. McMahon after he pays all related excise taxes.

If Mr. McMahon dies or becomes disabled (as defined in the agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits that have accrued but have not been paid as of the date of termination. The agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination.

Nick Khan. We have a five-year employment agreement, as amended, with Mr. Khan under which he serves as our President and Chief Revenue Officer. Pursuant to this agreement, Mr. Khan receives an annual base salary of $1,200,000. He is eligible to participate in the Company’s annual management incentive plan with a target incentive award of the greater of 158% of his salary or $1,900,000. In addition, Mr. Khan received a sign-on bonus of $5,000,000, which is subject to certain repayment requirements if he voluntarily leaves the Company without good reason or is terminated for cause as follows: (i) within the first 12 months, Mr. Khan would have been required to reimburse the Company the full $5,000,000; (ii) between 12-24 months, Mr. Khan would be required to reimburse the Company $3,100,000; and (iii) between 24-36 months, Mr. Khan would be required to reimburse the Company $1,200,000. In addition, Mr. Khan became eligible to receive sign-on grants of PSUs of the Company’s Class A common stock valued at $22,500,000 which, subject to satisfaction of certain performance metrics, will vest in September 2022 and in September 2025. Tranche 1 of these special grants, valued at $6 million, was made when he joined the Company, and tranche 2 will be granted on or about October 1, 2022. He is also eligible to participate in the Company’s performance stock program under the Incentive Plan with a targeted annual equity award (in PSUs), beginning in 2022, of $3,575,000. If Mr. Khan is terminated by the Company without cause prior the fifth anniversary of his employment start date, he would be entitled to receive his then-current base salary for the remainder of the agreement’s five-year term and a prorated portion of his incentive bonus for the year in which the termination occurs. Mr. Khan also received certain relocation expense benefits. The Special Grants, to the extent not vested, would be forfeited on any termination of Mr. Khan’s employment. Mr. Khan also receives retirement, health and welfare and other benefits and participates in plans generally available to other executive officers of the Company.

Paul Levesque. We have a booking agreement with Mr. Levesque. Under this agreement, Mr. Levesque was, until recently when he announced his retirement as an in-ring performer, entitled to a minimum guaranteed annual payment of $1 million, and the Company was entitled to recoup this minimum from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness.

Stephanie McMahon. We have a booking agreement with Ms. McMahon which currently runs until October 6, 2022, and thereafter extends for successive one-year periods unless either party gives notice of nonextension at least 90 days prior to the expiration date. Under this agreement, Ms. McMahon is entitled to a minimum guaranteed annual payment of $750,000 which the Company is entitled to recoup from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold including Ms. McMahon’s name and/or likeness.

Frank A. Riddick. The Company also has an employment agreement with Frank A. Riddick, III, pursuant to which he serves as our Chief Financial and Administrative Officer. His employment agreement provides that Mr. Riddick receives an annual salary of $850,000 and a one-time $1.0 million cash sign-on bonus payment, which is subject to certain repayment requirements. In addition, Mr. Riddick is eligible to participate in the Company’s Incentive Plan under which he has a target bonus of 70% of his salary, which was prorated in respect of 2021. Mr. Riddick is also eligible to receive equity awards under the Incentive Plan. His initial annual target incentive equity award is equal to 100% of his base salary, which was prorated in respect of 2021. Mr. Riddick received a sign-on inducement grant of restricted stock units under the Incentive Plan valued at $5.0 million. These restricted stock units will vest in equal installments over four years beginning in June 2022. Mr. Riddick also will be eligible to participate in future equity award programs and health and welfare and other benefits generally available to other executive officers of the Company. In the event the Company terminates his employment without “cause” or he terminates his employment for “good reason” (as those terms are defined in his employment agreement), Mr. Riddick would be eligible to receive as severance (i) a payment in an amount equal to the sum of his base salary and annual bonus based on target performance for the year in which the termination occurs and (ii) a prorated portion of the annual bonus he would have otherwise earned for the year in which the termination occurs. In addition, if his employment terminates for these reasons, or if he dies or becomes disabled, his sign-on restricted stock units will vest.

Messrs. McMahon, Khan, Levesque and Riddick and Ms. McMahon, and members of their immediate family, are allowed to use the Company’s aircraft for personal travel when not being used for business purposes. Personal use of the aircraft is paid for by the executive so that no incremental cost is incurred by the Company.

Performance Stock Units. Under the terms of our PSUs, dividends accrue after the performance test has been met at the same rate as are paid on our shares of Class A common stock. This ensures that, to the extent shares are not earned due to a performance shortfall, no dividends will be paid on the stock units. Dividend accruals vest at the same time as the vesting of the stock units on which they accrue. Under their standard terms (see a description of certain special grants to Messrs. Khan and Riddick above), stock units generally vest over three years (assuming that the performance test has been met). The units (other than the special grants) have a double trigger accelerated vesting provision so that in the event of a change of control, if the employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting would be accelerated.

Management Incentive Plan. Our management incentive plan is administered under the 2016 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation & Human Capital Committee oversight and approval. For 2021, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold goals for both components in order to receive any bonus under the management incentive plan. At the beginning of 2021, the Compensation & Human Capital Committee set Company-wide performance targets for revenue, Adjusted OIBDA and a series of strategic objectives, all as described above in the “Compensation Discussion and Analysis”. Bonuses paid under the management incentive plan to named executive officers are included in column (g) of the Summary Compensation Table.

Other Agreements and Programs. While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with many of our executive officers including certain of our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four weeks to a maximum of one year. The employee also would be entitled to a prorated bonus for the year of termination, at rates to be determined (based on actual Company performance), if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any executive officers who do not have individual severance agreements. The Company believes that these severance provisions are necessary for the Company to attract and retain high caliber employees.

Outstanding Equity Awards at December 31, 2021

	Stock Awards (1)
Name(a)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(2)

Vincent K. McMahon	65,132	3,213,620
Nick Khan	191,707	9,458,846
Paul Levesque	21,660	1,068,707
Stephanie McMahon	21,660	1,068,707
Frank A. Riddick, III	87,950	4,339,435
Kristina Salen	0	0

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional stock units that were not vested at December 31, 2021. Performance stock units vest in installments on or about July 20, 2022, 2023 and 2024. Includes shares underlying the 2021 annual grant of performance share units earned in 2021 at 140% of target and sign-on grants of performance and/or restricted stock units to Messrs. Khan and Riddick.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $49.34 on December 31, 2021, the last trading day in 2021, by the number of unvested stock units reflected in the table.

Stock Vested during 2021

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(d)(1)	Value Realized on Vesting ($)(e)(2)

Vincent K. McMahon	38,655	1,881,746
Nick Khan	3,503	170,505
Paul Levesque	14,504	706,062
Stephanie McMahon	14,067	684,801
Frank A Riddick, III(3)	1,705	94,239
Kristina Salen	5,390	276,646

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares, if any, withheld by the Company to cover the withholding tax payable upon such vesting.

(2)	The amounts (except for the amount for Mr. Riddick who received quarterly grants described in footnote 3) are calculated by multiplying the number of shares vested by $48.68, the closing price on July 20, 2021, the vesting date for these shares.

(3)	Consists of quarterly stock grants to Mr. Riddick during the period he was an independent director. See “Director Compensation for 2021”.

Potential Payments Upon Termination or Change in Control

Certain agreements with our named executive officers provide for severance (including salary and incentive bonus compensation) in the event of an involuntary termination without cause and/or severance and accelerated vesting of equity in the event of a termination (or Constructive Termination, as defined below) following a change in control. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, from a minimum of four weeks to a maximum of one year. The employee also would be entitled to a prorated bonus for the year of termination, at rates to be determined (based on actual Company performance), if his or her termination occurs after July 1 of the year. Employee health insurance also would be provided during the severance period. In addition, under the standard terms of our PSUs, in the event that, within 24 months after a change of control, as defined in the agreement, (x) an employee terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles (“Constructive Termination”); or (y) such person is terminated without cause, such stock units and accrued dividend units would vest at the target level. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last trading day of 2021 with the closing price per share of the Company’s Common Stock on that date of $49.34.

Name	Executive Benefit and Payments Upon Separation	Involuntary Not For Cause Termination ($)		Constructive Termination Following Change in Control ($)

Vincent K. McMahon	Compensation:
	Salary	2,800,000	(1)	2,800,000	(1)
	Bonus	2,800,000	(1)(2)	2,800,000	(1)(2)

	Long-Term Incentive Compensation:
	Accelerated Vesting of Stock Units	0		3,631,558
	Continuation of health, accident and life insurance	35,647	(3)	35,647	(3)
	Total:	5,635,647		9,267,205

Nick Khan	Compensation:
	Salary	4,316,712	(4)(5)	4,316,712	(4)(5)
	Bonus	1,900,000	(2)	1,900,000	(2)

	Long-Term Incentive Compensation:
	Accelerated Vesting of Stock Units	0		2,671,145
	Continuation of health, accident and life insurance	19,077	(3)	0
	Total:	6,235,789		8,887,858

Name	Executive Benefit and Payments Upon Separation	Involuntary Not For Cause Termination ($)		Constructive Termination Following Change in Control ($)

Paul Levesque	Compensation:
	Salary	882,575	(4)	0
	Bonus	365,000	(2)	0

	Long-Term Incentive Compensation:
	Accelerated Vesting of Stock Units	0		1,145,712
	Continuation of health, accident and life insurance	18,995	(3)	0
	Total:	1,266,570		1,145,712

Stephanie McMahon	Compensation:
	Salary	914,932	(4)	0
	Bonus	365,000	(2)	0

	Long-Term Incentive Compensation:
	Accelerated Vesting of Stock Units	0		1,145,712
	Continuation of health, accident and life insurance	18,995	(3)	0
	Total:	1,298,927		1,145,712

Frank A. Riddick, III	Compensation:
	Salary	850,000	(5)	850,000	(5)
	Bonus	1,190,000	(2)(5)	1,190,000	(2)(5)

	Long-Term Incentive Compensation:
	Accelerated Vesting of Stock Units	4,339,435		4,295,860
	Continuation of health, accident and life insurance	16,512	(3)	0
	Total:	6,395,947		6,335,860

Kristina Salen	Compensation:
	Salary	730,000	(4)(6)	0
	Bonus	432,600	(6)	0

	Long-Term Incentive Compensation:
	Accelerated Vesting of Stock Units	413,000	(6)	N/A
	Continuation of health, accident and life insurance	15,101	(6)	0
	Total:	1,590,701		N/A

(1)	Includes voluntary resignation for good reason following a change in control. Under his employment agreement, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant. In 2022, Mr. McMahon’s salary was increased to $2,000,000 and his bonus target for 2022 was set at 250% of his salary.

(2)	The Company met its minimum (threshold) performance goals under our management incentive plan for 2021. Otherwise, this number would have been $0 for all executives other than Mr. Riddick and for Mr. Riddick it would be $595,000.

(3)	Estimate based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).

(4)	Payable over the severance period. In the case of Mr. Levesque and Ms. McMahon, includes ninety (90) days’ continued minimum guarantee under his/her booking agreement in effect at the end of 2021.

(5)	Includes voluntary resignation for good reason.

(6)	Ms. Salen left the Company in November 2021. These are actual numbers payable under her separation agreement. The number provided for accelerated vesting of stock units was a cash payment to offset certain forfeited restricted stock units which had not vested.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
2012 Employee Stock Purchase Plan	0		N/A	1,369,643
2016 Omnibus Incentive Plan
Performance and Restricted stock units	781,006	(1)	N/A	3,178,759	(1)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	781,006	(1)		4,548,402	(1)

(1)	Calculated using target numbers. Information relating to aggregate units earned in respect of 2021 is found in “Executive Compensation – Compensation Discussion and Analysis.”

Director Compensation for 2021

For 2021, we paid our non-employee Directors a retainer at an annual rate targeted at $200,000. In addition, we paid our Audit Committee members an annual fee of $15,000; our Compensation & Human Capital Committee members an annual fee of $10,000; our Governance & Nominating Committee members an annual fee of $7,500; the Chair of our Audit Committee an annual fee of $35,000; the Chair of our Compensation & Human Capital Committee a fee of $30,000; and the Chair of our Governance & Nominating Committee an additional fee of $22,500. We pay our Lead Independent Director an annual fee of $55,000. The Company paid $90,000 of a Director’s annual retainer, together with all Committee fees, in cash and the remainder in unrestricted shares of our Class A common stock. All payments are made in equal quarterly installments in arrears. The grant of shares is calculated using an average closing price for the last 30 trading days of the calendar quarter for which grants are made (so the actual aggregate grant date values set forth in the table may vary from the numbers for the grants described in this narrative description). All Directors received reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director. The Company has Indemnification Agreements with its outside directors which, together with our Charter and By-laws, provide for indemnification to the fullest extent allowed by applicable law.

The following table sets forth the components of total compensation earned during 2021 by our non-employee Directors.

Name (a)	Fees Earned or Paid in Cash($)(b)	Stock Awards ($)(c)(1)	Total ($)(h)

Stuart U. Goldfarb(2)	51,752	44,580	96,332
Steve Koonin(3)	55,157	66,879	122,036
Erika Nardini	96,076	111,459	207,535
Laureen Ong	109,816	111,459	221,274
Steve Pamon	95,764	111,459	207,223
Robyn W. Peterson(2)	39,585	44,580	84,165
Frank A. Riddick, III(5)	138,110	94,239	232,349
Connor Schell(3)	55,157	66,879	122,036
Man Jit Singh	116,004	111,459	227,462
Jeffrey R. Speed	134,740	111,459	246,199
Alan M. Wexler	101,615	111,459	213,074

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Class A common stock owned by each of our Directors.

(2)	Messrs. Goldfarb and Peterson left our Board on May 27, 2021, the date of our 2021 annual meeting.

(3)	Messrs. Koonin and Schell joined our Board on May 27, 2021, the date of our 2021 annual meeting.

(4)	Mr. Riddick became our Chief Financial and Administrative Officer in November 2021, after which he did not receive independent directors’ fees. See “Summary Compensation Table”.

Certain Relationships and Related Party Transactions

Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque are executive officers and directors of the Company and are nominated for election to the Board of Directors at the upcoming Annual Meeting. These executives received compensation in their capacities as employees and as independent contractor performers for the Company including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Each has a booking contract with the Company. The compensation package of each of Ms. McMahon and Mr. Levesque is detailed in the Summary Compensation Table.

Shane B. McMahon is the son of Vincent McMahon, brother of Stephanie McMahon and brother-in-law of Paul Levesque. In 2021, Shane McMahon was retained as a performer for the Company for which he received an aggregate of approximately $1,313,823.

Under its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. The Audit Committee does not review the retention of Stephanie McMahon, Paul Levesque or Shane McMahon each year. Nor does the Committee approve their levels of compensation. Instead, as to levels of compensation for Mr. Levesque and Ms. McMahon as employees, the Audit Committee relies on the approval procedures of the Compensation & Human Capital Committee. Their pay as performers, as well as that of Shane McMahon, is negotiated by the Company’s Chairman and Chief Executive Officer and/or the Company’s Talent Relations Department, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice. While no written policies exist, the Audit Committee believes it would apply a standard of reasonable business practices to any other related party transactions.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of Vincent K. McMahon, our Chairman and Chief Executive Officer.

For 2021, the total compensation of our median employee was $118,276, and, as reported in the Summary Compensation Table above, Mr. McMahon’s total compensation was $5,051,574.

For 2021, the ratio of the annual total compensation of our Chairman and Chief Executive Officer to the annual total compensation of our median employee was 43 to 1 (our “CEO Pay Ratio”)

We used the same median employee for our CEO pay ratio in our proxies mailed in 2021. To identify the median employee, we used total W-2 compensation. We did not use any statistical sampling techniques and did not make any cost of living adjustments identifying our median employee. We do not believe there were any other changes in our employee population or employee compensation arrangements that would significantly change our CEO pay ratio disclosure. For the CEO pay ratio, we used annual total compensation of both Mr. McMahon and our median employee, calculated for 2021 in accordance with the requirements of Item 402(c)(2)(x).

Our reported CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO Pay Ratio.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 30, 2022 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature Ownership		% of Class

Class B(1)	Vincent K. McMahon	28,737,689	(2)	92.2
Class B(1)	Linda E. McMahon	566,770	(3)	1.8
Class B(1)	Stephanie McMahon(4)	1,922,066	(4)	6.0
Class A	Lindsell Train Limited(5) 66 Buckingham Gate London SWIE 6AU UK	11,401,014		26.3
Class A	BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	5,957,199		13.7
Class A	The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	4,152,240		9.6
Class A	American Century Investment Management, Inc.(8) 4500 Main Street, 9th Floor Kansas City, MO 64111	2,522,879		5.8
Class A	Nick Khan	2,405		*
Class A	Paul Levesque	40,594	(9)	*
Class A	Frank A. Riddick, III	22,690		*
Class A	Steve Koonin	1,252		*
Class A	Erika Nardini	2,667		*
Class A	Laureen Ong	17,563		*
Class A	Steve Pamon	2,880		*
Class A	Connor Schell	1,252		*
Class A	Man Jit Singh	6,135		*
Class A	Jeffrey R. Speed	23,126		*
Class A	Alan M. Wexler	6,135		*
Class A and Class B(10)	All Executive Officers and Directors as a Group (16 Persons)	30,829,603		41.4

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the election of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock.

(2)	Includes 54,741 shares of Class A Common Stock. Excludes 566,670 shares of Class B common stock and 100 shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon. Mr. McMahon has pledged (x) 1,300,000 of these shares to secure certain contingent obligations relating to insurance matters for XFL, a football league formerly owned by Mr. McMahon; and (y) 3,484,006 of these shares to secure his obligations under a prepaid forward contract.

(3)	Includes 100 shares of Class A held directly by Mrs. McMahon.

(4)	Includes (i) 72,673 shares of Class A common stock held by Ms. McMahon; and (ii) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrevocable Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is a beneficiary of the 2008 Trust. She has sole dispositive power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.

(5)	The amount shown is from an Amendment No. 6 to Schedule 13G, filed February 11, 2022. Lindsell Train Ltd, (“Lindsell Train”) is an investment advisor with shared power to vote and dispose all of these shares. Messrs. Michael James Lindsell and Nicholas John Train each owns a significant membership interest in Lindsell Train and therefore may be deemed to control shares held in managed accounts by Lindsell Train. Each of the reporting persons disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.

(6)	The amount shown is from an Amendment No. 8 to Schedule 13G, filed January 28, 2022. BlackRock, Inc. is a parent holding company with sole power to vote 5,620,779 of the shares and sole power to dispose of all of the shares.

(7)	The amount shown is from an Amendment No. 8 to Schedule 13G, filed February 10, 2022. The Vanguard Group is an investment advisor with sole dispositive power over 4,084,923 shares, shared dispositive power over 67,317 shares, and shared voting over 26,394 shares.

(8)	The amount shown is from a Schedule 13G, filed February 4, 2022 on behalf of American Century Investment Management, Inc., an investment advisor, and its holding companies American Century Companies, Inc. and Stowers Institute for Medical Research who have sole power to vote 859,053 shares and power to dispose of all of the shares.

(9)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.

(10)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2022. Deloitte has audited our consolidated financial statements since 1999. In recommending to the Board of Directors the reappointment of Deloitte, the Audit Committee took into consideration a number of factors including the length of time Deloitte has been engaged, the quality of the Audit Committee’s discussions with representatives of Deloitte, reports of the Public Company Accounting Oversight Board (“PCAOB”) on Deloitte, Deloitte’s fees and the performance of the lead audit and consulting partners. Under SEC rules and Deloitte’s practice, the lead engagement audit partner, as well as consulting partner, are each required to change every five years, and new lead audit and consulting partners were appointed to begin in 2022. The Committee interviewed and approved both the audit and consulting partners. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2020 and 2021, and fees for other services rendered by Deloitte & Touche during those periods.

	2020	2021
Audit Fees (a)	$1,306,200	$1,492,100
Audit-Related Fees (b)	0	0
Tax Fees (b)	0	0
All Other Fees (b)	0	0
Total	$1,306,200	$1,492,100

(a)	“Audit Fees” were for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and other services related to SEC matters including attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	No services other than those described in footnote (a) were performed for the Company by Deloitte & Touche in 2020 or 2021.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee and the Committee has concluded that the provisions of these services at these costs is compatible with the maintenance of Deloitte’s independence. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee

Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s corporate website (corporate.wwe.com). For a description of this charter and the Audit Committee’s responsibilities under it, please also refer to “Proposal 1 – Election of Directors – The Board and Committees.”

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte is in fact independent.

The Audit Committee
Jeffrey R. Speed, Chair
Steve Pamon
Alan Wexler

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders for a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation & Human Capital Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

As required by SEC compensation disclosure rules, we have described our executive compensation program in the “Executive Compensation” section of this proxy statement (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who provide leadership for the Company and drive success across our numerous competitive revenue streams. We seek to accomplish this goal of rewarding performance while remaining aligned with the Company’s stockholders’ long-term interests. We want to avoid rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Stockholder proposals for inclusion in our proxy materials for our 2023 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attention: Corporate Secretary on or before December 6, 2022. Under our By-laws, any stockholder proposal for consideration at our 2023 Annual meeting, but not for inclusion in our proxy materials for that meeting, will be considered timely for purposes of the 2023 Annual Meeting only if the stockholder provides our Corporate Secretary notice of the proposal no earlier than February 16, 2023, and not later than March 18, 2023; provided that if the 2023 Annual Meeting is held on or before May 2, 2023, our Corporate Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or, if you hold registered shares, you can notify us at 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary or you can make a telephone request of our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2021 Annual Report (which includes our Form 10-K for the year) is available on the website that is accessible as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2021 is also available on our corporate website at corporate.wwe.com. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

WORLD WRESTLING ENTERTAINMENT, INC.
1241 EAST MAIN STREET
STAMFORD, CT 06902
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WWE2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D78043-P70379	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORLD WRESTLING ENTERTAINMENT, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees:

	01)	Vincent K. McMahon	07) Erika Nardini
	02)	Nick Khan	08) Steve Pamon
	03)	Stephanie McMahon Levesque	09) Connor Schell
	04)	Paul Levesque	10) Man Jit Singh
	05)	Steve Koonin	11) Jeffrey R. Speed
	06)	Ignace Lahoud	12) Alan M. Wexler

							For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.						☐	☐	☐
3.	Advisory vote to approve Executive Compensation.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D78044-P70379

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON MAY 19, 2022 AT 1:00 P.M. EASTERN TIME
FOR HOLDERS AS OF MARCH 22, 2022

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize NICK KHAN and FRANK A. RIDDICK, III, or either of them, each with full power to appoint his/her substitute, to vote as Proxy for me (us) at WWE’s Annual Meeting of Stockholders to be held virtually on May 19, 2022 at 1:00 p.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Continued and to be signed on reverse side